World Funds Trust 485BPOS

Exhibit 99.(p)(10)

Code of Ethics

February, 2020

Dalton, Greiner, Hartman, Maher & Co., LLC
Main office:	Back office:
565 Fifth Avenue	1395 Panther Lane
Suite 2101	Suite 200
New York, NY 10017	Naples, FL 34109
(212) 557-2445	(239) 261-3555

www.dghm.com

Table of Contents

Statement of General Policy	3
Standards of Business Conduct	5
Chief Compliance Officer’s Designee	6
Access Persons	7
Prohibition Against Insider Trading	8
Service as an Officer or Director	11
Personal Securities Trading Limitations	12
Personal Trading Compliance Procedures	13
Custodial Account Reporting	15
Preclearance	16
Blackout Periods	17
Participation in Unaffiliated Private Placements or Limited Offerings	18
Participation in IPOs	19
Pre-Approval Process for Affiliated Private Fund Investments	20
Rumor Mongering	21
Gifts and Entertainment	24
Political Contributions	25
Charitable Contributions	27
Covered Associates	27
U.S. Foreign Corrupt Practices Act	27
Fair Dealing	28
Protecting the Confidentiality of Client Information	29
Social Media	31
Fraternization	33
Whistleblower Policy	34
Reporting Violations and Sanctions	36
Records	37
Acknowledgement	38
Definitions	39

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Dalton, Greiner, Hartman, Maher & Co., LLC (“DGHM”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of DGHM and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that DGHM and its employees owe a fiduciary duty to DGHM’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by DGHM continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both DGHM and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that DGHM has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

DGHM and its employees are subject to the following specific fiduciary obligations when dealing with clients:

●	the duty to have a reasonable, independent basis for the investment advice provided;

●	the duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

●	the duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

●	a duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, DGHM expects every employee to demonstrate the highest standards of ethical conduct for continued employment with DGHM. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with DGHM. DGHM’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Audrey Niesen, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, up to and including termination of employment with DGHM.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of DGHM in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Audrey Niesen. Audrey Niesen may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients shall not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Recognizing the importance of maintaining the Firm’s reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise the Chief Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent permissible by law and applicable regulations, DGHM shall endeavor to maintain such information on a confidential basis.

Audrey Niesen shall periodically report to senior management and the Board of Directors of DGHM to document compliance with this Code.

Standards of Business Conduct

DGHM places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all DGHM’s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for DGHM or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

(Note: Although not required under Rule 204A-1, firms may deem it appropriate to extend these and other policies and procedures set forth below to its supervised persons.)

Chief Compliance Officer’s Designee

In accordance with regulatory requirements, each access person’s personal trades (including preclearance requests and post-trade monitoring) and associated reports may be reviewed by Audrey Niesen and/or such other persons authorized by the CCO as the access person’s designated reviewer.

The CCO has identified the following individuals as her designees:

●	Dolores Casaletto

●	Bruce Geller

●	Jeffrey Baker

Access Persons

For purposes of complying with DGHM’s Code of Ethics, generally all supervised persons of the Firm are regarded as access persons and are therefore subject to all applicable personal securities trading procedures and reporting obligations as set forth in this Code.

Please note that most compliance requirements as they relate to personal securities trading activities by access persons are expected to be completed through DGHM’s interface with the Personal Securities Trading Module (PSTM), an automated pre-approval, monitoring and reporting system used by the Firm to oversee personal trading. All access persons have access to the PSTM.

Specific policies governing many personal trading-related practices are set forth in the Code, including (i) Holdings Report and Transaction Report Attestations; (ii) Custodial Account Reporting; (iii) Preclearance of Personal Trades; (iv) Participation in IPOs; (v) Short-Term Trading Profits; (vi) Personal Securities Trading Limitations; (vii) Margin Transactions; and (viii) Limit Orders, among others.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and DGHM to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, supervised persons and DGHM may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of DGHM and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Audrey Niesen immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by DGHM), while in the possession of material, nonpublic information, nor may any personnel of DGHM communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Audrey Niesen.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to DGHM’s securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by DGHM (“client accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Report the information and proposed trade immediately to Audrey Niesen.

●	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.

●	Do not communicate the information inside or outside the Firm, other than to Audrey Niesen.

●	After Audrey Niesen has reviewed the issue, the Firm shall determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with Audrey Niesen before taking any action. This high degree of caution will protect you, our clients, and the Firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of DGHM or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, DGHM must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact Audrey Niesen immediately if you believe that you may have received material, nonpublic information.

6. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of DGHM and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

5. Restricted/Watch Lists

Although DGHM does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

Audrey Niesen may place certain securities on a “restricted list.” Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.

Audrey Niesen may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list.

Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling such securities during any period they are listed on a restricted list or a watch list.

Service as an Officer or Director

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by Audrey Niesen or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of DGHM’s clients. Where board service or an officer position is approved, DGHM shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

Personal Securities Trading Limitations

General Policy

DGHM has adopted the following principles governing personal investment activities by DGHM’s supervised persons:

●	the interests of client accounts shall at all times be placed first;

●	all personal securities transactions shall be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

●	supervised persons must not take inappropriate advantage of their positions.

As previously stated, DGHM’s fiduciary duty to clients and the obligation of all Firm employees to uphold that fundamental duty, includes first and foremost the duty at all times to place the interests of clients first. As such, DGHM expects all employees to work diligently in meeting client expectations and fulfilling their job responsibilities.

The Code of Ethics rule mandates pre-approval of the following types of investments:

Although DGHM’s policy does not impose strict limitations as to the number of transactions an access person is permitted to execute during a defined timeframe, the scope and volume of personal trading by access persons shall be periodically assessed. The Firm also recognizes that excessive trading may impede the ability of an individual to fulfill his or her primary obligation to our clients. In such circumstances DGHM retains the discretionary authority to impose limitations on the personal trading activities of the access person. Furthermore, and as part of DGHM’s oversight and monitoring of personal trading by access persons, the Firm may impose heightened supervision and or trading restrictions on an access person if it believes that such actions are warranted.

Any questions concerning this policy should be directed to Audrey Niesen or the access person’s designated reviewer.

Personal Trading Compliance Procedures

1. Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:

●	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the individual becomes a supervised person;

●	the account name and the name of any broker, dealer or bank, with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

●	the date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

2. Annual Holdings Report

Every supervised person shall, by Jan 31, 2016, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every supervised person must, no later than ten (10) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

●	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each reportable security;

●	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	the price of the reportable security at which the transaction was affected;

●	the name of the broker, dealer or bank with or through whom the transaction was affected; and

●	the date the report is submitted by the supervised person.

If, however, the access person has arranged for Audrey Niesen or other designee to receive brokerage statement information through ELF compliance software for all covered accounts, then the access person is only required to file a quarterly attestation. If the access person opens a new brokerage account, the access person must update ELF compliance within 10 days of account opening with the applicable holdings information. Preclearance of transactions or brokerage statements with quarterly attestations would apply as per personal preclearance procedures.

1. Exempt Transactions:

A supervised person need not submit a report with respect to

●	transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control (the access person may be required to submit a Personal Securities Reporting Exemption form or letter for each such account);

●	transactions effected pursuant to an automatic investment plan, e.g., a dividend retirement plan; and

●	a quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that DGHM holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

4. Monitoring and Review of Personal Securities Transactions

Audrey Niesen, or such other individual(s) designated in this Code of Ethics, shall monitor and review all reports required under the Code for compliance with DGHM’s policies regarding personal securities transactions and applicable SEC rules and regulations. Audrey Niesen may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed by DGHM. Any transactions for any accounts of Audrey Niesen shall be reviewed and approved by the Chief Compliance Officer’s designee. Audrey Niesen shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and shall inform such supervised persons of their reporting obligations.

5. Education

As appropriate, DGHM will provide employees with periodic training regarding the Firm’s Code of Ethics and related issues to remind employees of their obligations, and/or in response to amendments and regulatory changes.

6. General Sanction Guidelines

It should be emphasized that all required filings and reports under the Firm’s Code of Ethics shall be monitored by the CCO or such other individual(s) designated in the Code. The CCO shall receive and review report(s) of violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, or dismissal of the person involved.

These are guidelines only, allowing DGHM to apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

Custodial Account Reporting

All access persons are required to notify the Compliance Department prior to or at the time of establishing a new custodial account or the closing of an existing custodial account, providing the following details:

1. Account Name

2. Name of Broker, Dealer or Bank

3. Date Established (or)

4. Date Closed

Preclearance

DGHM has instituted a policy whereby supervised persons are prohibited from purchasing any reportable securities for a covered account unless preclearance for each such transaction is granted by the CCO or other designee. Any questions whatsoever regarding this policy should be directed to either the CCO or other designee. A supervised person is permitted, without obtaining preclearance, to purchase or sell any exempt (non-reportable) security.

A supervised person may, directly or indirectly, dispose of beneficial ownership of such reportable securities only if such purchase or sale has been approved by the CCO or her designee and the approved transaction is completed within the Firm’s permissible trade window of 1 day. If, however, the trade is not executed within the trade window, the approval lapses and the request for the proposed transaction must be resubmitted.

Clearance for such transactions must be obtained by completing and signing the Preclearance Form provided for that purpose by Audrey Niesen through ELF, the DGHM compliance software. Audrey Niesen or other designee monitors all transactions by all supervised persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Blackout Periods

Supervised persons are required to adhere to DGHM’s policy concerning restricted trading periods that may be in place from time to time. This policy may prohibit supervised persons from engaging in transactions in securities on DGHM’s blackout list until the stated blackout period has elapsed.

The blackout period is seven (7) calendar days before and two (2) calendar days after any client trades in the security. For exchange-traded funds (ETFs), the blackout period is two (2) calendar days before and two (2) calendar days after.

No supervised person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within the blackout period unless all of the transactions contemplated by the client in that security have been completed prior to such transaction. If a securities transaction is executed by a client within the blackout period after an access person executed a transaction in the same security, Audrey Niesen or other designee shall review the supervised person’s and the client’s transactions to determine whether the supervised person did not meet his or her fiduciary duties to the client in violation of this Code.

Participation in Unaffiliated Private Placements or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in an unaffiliated limited offering or private placement without the prior written approval of Audrey Niesen and/or his or her designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts.

Participation in IPOs

As previously set forth in the Firm’s Code, employees owe a fiduciary duty to our clients to conduct their affairs, including their personal securities transactions in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest.

Initial public offerings (IPOs) of equity securities are frequently of limited size and availability. As such, these securities are often highly sought after and often trade at a premium on the secondary market.

Consistent with DGHM’s overarching commitment to our clients and to prevent any potential misappropriation of an investment opportunity, no access person may purchase securities issued in an IPO.

Pre-Approval Process for Affiliated Private Fund Investments

DGHM currently manages one or more private funds. Because DGHM encourages employees to personally invest in the same portfolios and securities that are held by our clients, access persons of the Firm are permitted to invest in such limited offerings.

An access person is required to complete the requisite subscription documents prior to any initial investment in the private fund. Acceptance and approval of the access person’s subscription documents shall constitute the Firm’s requisite preclearance requirements.

Rumor Mongering

Spreading false rumors to manipulate the market is illegal under U.S securities laws. Moreover, this type of activity is considered by regulators to be a highly detrimental form of market abuse damaging both investor confidence and companies constituting important components of the financial system. This form of market abuse is vigorously investigated and prosecuted. Although there may be legitimate reasons to discuss rumors under certain circumstances; for example, to attempt to explain observable fluctuations in the market or a particular issuer's share price, the dissemination of false information in the market in order to capitalize on the effect of such dissemination for personal or client accounts is unethical and shall not be tolerated. Firms are required to take special care to ensure that personnel neither generate rumors nor pass on rumors to clients or other market participants in an irresponsible manner.

Even where a rumor turns out to be true, among other things, trading on unsubstantiated information also creates a risk that the Firm may trade on inside information which was leaked in violation of the law.

General Policy

It is DGHM's policy that unverified information be communicated responsibly, if at all, and in a manner, which will not distort the market. No supervised person of DGHM shall originate a false or misleading rumor in any way, or pass-on an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Communications issued from DGHM should be professional at all times, avoiding sensational or exaggerated language. Factual statements which could reasonably be expected to impact the market should be carefully verified, if possible, before being issued in accordance with the procedures set forth below. Verification efforts should be documented in writing and maintained in the Firm's records.

These guidelines apply equally to written communications, including those issued via Bloomberg, instant messaging, email, chat rooms or included in published research notes, articles or newsletters, as well as to verbal communications. Statements which can reasonably be expected to impact the market include those purporting to contain factual, material or non-public information or information of a price- sensitive nature. The facts and circumstances surrounding the statement will dictate the likelihood of market impact.

For example, times of nervous or volatile markets increase both the opportunity for and the impact of rumors. If a supervised person is uncertain of the likely market impact of the dissemination of particular information, he/she should consult the Chief Compliance Officer or a member of senior management.

What Is a Rumor? In the context of this policy, "rumor" means either a false or misleading statement which has been deliberately fabricated or a statement or other information purporting to be factual but which is unsubstantiated. A statement is not a rumor if it is clearly an expression of opinion, such as an analyst's view of a company's prospects. Rumors often originate from but are not limited to the Internet.

When Is a Rumor Unsubstantiated? In the context of this policy, a rumor is unsubstantiated when it is:

●	not published by widely circulated public media, or

●	the source is not identified in writing, and

●	there has been no action or statement by a regulator, court or legal authority lending credence to the rumor, or

●	there has been no acknowledgement or comment on the rumor from an official spokesperson or senior management of the issuer.

When May a Rumor Be Communicated? Rumors may be discussed legitimately within the confines of the Firm, for example, within an Investment Committee Meeting, when appropriate, for example, to explain or speculate regarding observable market behavior.

A rumor may also be communicated externally, that is, with clients or other market participants such as a broker or other counterparty, only:

●	as set forth in these procedures,

●	when a legitimate business purpose exists for discussing the rumor.

Legitimate Business Purposes for Communicating a Rumor Externally: Legitimate business purposes for discussing rumors outside of the confines of the Firm include:

●	when a client is seeking an explanation for erratic share price movement or trading conditions of a security which could be explained by the rumor, or
●	discussions among market participants seeking to explain market or trading conditions or one's views regarding the validity of a rumor.

Form in Which Rumor Can Be Communicated Externally: Where a legitimate business purpose exists for discussing a rumor externally, care should be taken to ensure that the rumor is communicated in a manner that:

●	provides the origin of the information (where possible);
●	gives it no additional credibility or embellishment;
●	makes clear that the information is a rumor; and
●	makes clear that the information has not been verified.

Trading: Where a decision to place a trade in a client account is based principally on a rumor, the portfolio manager or trader must obtain the prior approval of a member of senior management.

Reporting and Monitoring: In order to ensure compliance with this policy, DGHM may seek to uncover the creation and/or dissemination of false or misleading rumors by supervised persons for the purpose of influencing the market price of the security through targeted monitoring of communications and/or trading activities. For example, the Chief Compliance Officer may proactively select and review random emails or conduct targeted word searches of emails, or Bloomberg/instant messages. She may also flag trading pattern anomalies or unusual price fluctuations and retrospectively review emails, phone calls, Bloomberg/instant messages, etc., where highly unusual and apparently fortuitous profit or loss avoidance is uncovered.

A supervised person is required to report to the Chief Compliance Officer or a member of senior management when he or she has just cause to suspect that another supervised person of DGHM has deliberately fabricated and disseminated a false or misleading rumor or otherwise communicated an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Gifts and Entertainment

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. DGHM has adopted the policies set forth below to guide supervised persons in this area.

General Policy

DGHM's policy with respect to gifts and entertainment is as follows:

●	giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

●	no supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does, or seeks to do, business with or on behalf of DGHM;

●	supervised persons should not accept or provide any gifts, entertainment or favors that might influence the decisions you or the recipient must make in business transactions involving DGHM, or that others might reasonably believe would influence those decisions;

●	modest gifts, entertainment and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible; and

●	where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed.

Reporting Requirements

●	Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of DGHM, including gifts, entertainment or gratuities with a value in excess of 250 US Dollars per year* must obtain consent from Audrey Niesen or alternate designee before accepting such gift or entertainment.

●	DGHM's policy prohibits a supervised person seeking to provide or offer any gift to existing clients, prospective clients, or any person or entity that does business with or on behalf of DGHM without obtaining pre-approval from Audrey Niesen or alternate designee.

●	These pre-approval and reporting requirements do not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with DGHM.

●	The gift reporting requirements are for the purpose of helping DGHM monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult Audrey Niesen.

*According to the DOL's Enforcement Manual, gifts and entertainment from one individual or entity that have an aggregate annual value of less than $250 (and that do not violate any plan policy or provision) are considered "insubstantial" and are generally not treated as violations of Section 406(b)(3). Advisers are required to report gifts to certain Taft-Hartley plan trustees to the DOL (e.g., payments of $250 or more per year per person must be reported on Form LM-10).

Political Contributions

In July 2010, the SEC adopted the 'Pay-to-Play Rule' which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees ("covered associates") can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm.

The following summarizes DGHM's Political Contributions policies which are contained in their entirety in the Firm's Policies and Procedures Manual. Accordingly, the following terms apply to these policies:

"Contribution" is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

"Covered associate" means (i) any general partner, managing member, executive officer of the Firm, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee ("PAC") controlled by the adviser or by any of its covered associates.

The rule contains three major prohibitions: (1) if the adviser or a covered associate makes a contribution to an official of a government entity who is in a position to influence the award of the government entity's business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a "timeout" period); (2) an adviser and its "covered associates" are prohibited from engaging in a broad range of fundraising activities for Government Officials or political parties in the localities where the adviser is providing to or seeking business from a Government Client; and (3) limits the ability of an adviser and its covered associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a government entity client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

Importantly, the Rule specifically includes a blanket prohibition that restricts the adviser and its covered associates from doing "anything indirectly which, if done directly" would violate the Rule. This reflects the SEC's concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The Rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser's covered associate that is a natural person to contribute: (i) up to $350 to a candidate or an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the candidate or official at the time of the contribution; and (ii) up to $150 to a candidate or an official per election (with primary and general elections counting separately) if the covered associate was not entitled to vote for the candidate or official at the time of the contribution.

General Policy

It is DGHM's policy to permit the Firm, and its covered associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

DGHM recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, the Firm's policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser. Furthermore, DGHM's supervised persons are prohibited from soliciting political contributions from vendors or service providers.

Political Contributions to Candidates and Organizations Recommended by Clients. Making a political contribution to a candidate recommended by a client, particularly if the candidate can be influential in seeing that DGHM obtains or maintains its business with the client, can create a potential conflict of interest and may violate Pay-to-Play principles. DGHM will not make any political contribution to candidates or organizations recommended by clients. Organizing individual employee contributions for purposes of contributing to a candidate recommended by a client is also prohibited.

Because violations of the Rule can potentially result in substantial legal and monetary sanctions for the Firm and/or its related persons, DGHM's practice is to restrict and monitor any political contributions to government officials over the de minimis amounts.

●	Audrey Niesen, or other designee, shall determine who is deemed to be a "covered associate" of the Firm, each such person shall be promptly informed of his or her status as a covered associate;

●	Audrey Niesen, or other designee, shall obtain appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be covered associates, regarding any political contributions made within the preceding two years (from the date s/he becomes a covered associate); such review may include an online search of the individual's contribution history as part of the Firm's general background check; and

●	at least annually, Audrey Niesen, or other designee, will require covered associates to confirm that such person(s) have reported any and all political contributions.

Reporting of Political Contributions by Covered Associates

No covered associate shall make a political contribution exceeding the de minimis exception without filing a Political Contribution Report.

Charitable Contributions

From time to time, DGHM may donate to charitable organizations that are affiliated with clients, are supported by clients, and/or are supported by an individual employed by one of our clients. In general, such donations are made in response to requests from clients, or their personnel.

Because DGHM’s contributions may result in the recommendation of DGHM’s or its affiliates’ products, such contributions may raise a potential conflict of interest. As a result, DGHM maintains procedures that generally limit the dollar amount and frequency of charitable contributions ($500 maximum, once per year) and requires that all contributions are made directly to the charitable organization.

No contribution will be made if the contribution implies that continued or future business with DGHM depends on making such contribution. Charitable Contribution limits may be considered for a waiver under certain circumstances if approved by the DGHM Management Committee. All charitable contributions are approved by the CEO and CFO.

Covered Associates

For purposes of complying with DGHM's Political Contributions policies and procedures, generally all supervised persons of the Firm are regarded as "covered associates" (as that term is defined in the preceding section) and are therefore subject to all applicable procedures and reporting obligations as set forth in this Code.

In addition, and solely for the purpose of complying with DGHM's Political Contributions reporting and preclearance requirements, a covered associate's spouse is also considered to be a "covered associate" of the Firm.

U.S. Foreign Corrupt Practices Act

The FCPA addresses the problem of international corruption in two ways: (1)the anti-bribery provisions, which are discussed below, prohibit individuals and businesses from bribing foreign government officials in order to obtain or retain business and (2) the accounting provisions, which impose certain record keeping and internal control requirements on issuers, and prohibit individuals and companies from knowingly falsifying an issuer’s books and records or circumventing or failing to implement an issuer’s system of internal controls. Violations of the FCPA can lead to civil and criminal penalties, sanctions, and remedies, including fines, disgorgement, and/or imprisonment.”

DGHM is in compliance with the FCPA ACT specifically by prohibiting all DGHM access persons from the intent to or bribery of foreign governmental officials in order to obtain or retain business for the Firm.

Fair Dealing

It is DGHM's policy to compete aggressively in each business in which it is engaged, but to compete ethically, fairly, and honestly. DGHM seeks to succeed through superior performance, service, diligence, effort, and knowledge, not through unfair advantage. To this end, DGHM is committed to dealing fairly with its clients, customers, vendors, competitors, and employees. No supervised person may take unfair advantage of any other person or business through any unfair business practice, including through improper coercion, manipulation, concealment, abuse of privileged information, or misrepresentation of material fact.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of DGHM, the Firm gains access to nonpublic information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by DGHM to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to DGHM's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding DGHM's clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm's policy and the client's direction. DGHM does not share Confidential Client Information with any third parties, except in the following circumstances:

●	as necessary to provide service(s) that the client requested or authorized, or to maintain and service the client's account. DGHM shall require that any financial intermediary, agent or other service provider utilized by DGHM (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by DGHM only for the performance of the specific service requested by DGHM;

●	as required by regulatory authorities or law enforcement officials who have jurisdiction over DGHM, or as otherwise required by any applicable law. In the event DGHM is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, DGHM shall disclose only such information, and only in such detail, as is legally required; and

●	to the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with DGHM, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the DGHM's services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with DGHM, must return all such documents to DGHM.

Any supervised person who violates the non-disclosure policy described above shall be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

DGHM enforces the following policies and procedures to protect the security of Confidential Client Information:

●	the Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide DGHM's services to clients;

●	any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information secure from unauthorized access;

●	all electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and

●	any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, DGHM and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally, identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P DGHM has adopted policies and procedures to safeguard the information of natural person clients.

Furthermore, and pursuant to the SEC's adoption of Regulation S-ID: Identity Theft Red Flag Rules, all 'financial institutions' and 'creditors' (as those terms are defined under the Fair Credit Reporting Act (FCRA)) must develop and implement a written identity theft prevention program designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts ("covered accounts"). DGHM has conducted an initial assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flags regulations.

Enforcement and Review of Confidentiality and Privacy Policies

Audrey Niesen is responsible for reviewing, maintaining and enforcing DGHM's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of Audrey Niesen.

Social Media

Social media and/or methods of publishing opinions or commentary electronically are dynamic methods of mass communication. "Social media" is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. Social media may use many technologies, including, but not limited to, blogs, microblogs, wikis, photos and video sharing, podcasts, social networking, and virtual worlds. The terms "social media," "social media sites," "sites," and "social networking sites" are used interchangeably herein.

The proliferation of such electronic means of communication presents new and ever-changing regulatory risks for our Firm. As a registered investment adviser, use of social media by our Firm and/or related persons of the Firm must comply with applicable provisions of the federal securities laws, including, but not limited to the anti-fraud, compliance and record keeping provisions.

For example, business or client related comments or posts made through social media may breach applicable privacy laws or be considered "advertising" under applicable regulations triggering content restrictions and special disclosure and recordkeeping requirements. Employees should be aware that the use of social media for personal purposes may also have implications for our Firm, particularly where the employee is identified as an officer, employee or representative of the Firm. Accordingly, DGHM seeks to adopt reasonable policies and procedures to safeguard the Firm and our clients.

General Policy

Approved Participation. Employees are required to obtain approval prior to establishing a social networking account and/or participating on a pre-existing social media site for business purposes.

Employee Usage Guidelines, Content Standards and Monitoring

●	Unless otherwise prohibited by federal or state laws, DGHM will request or require employees provide Audrey Niesen or other designated person with access to such approved social networking accounts.

●	We maintain a database containing approved communications that may be used on social networking sites.

●	Static content posted on social networking sites must be preapproved by Audrey Niesen or other designee.

●	Employees are prohibited from:

o	posting any misleading statements; any information about our Firm's clients, investment recommendations (including past specific recommendations), investment strategies, products and/or services offered by our Firm; or trading activities;

o	soliciting comments or postings regarding DGHM that could be construed as testimonials;

o	soliciting client recommendations on LinkedIn; employees are prohibited from publicly posting a client's recommendation to their LinkedIn profile; and

o	employees cannot link from a personal blog or social networking site to DGHM's internal or external website.

Use of Personal Sites

DGHM prohibits employees from creating or maintaining any individual blogs or network pages on behalf of the Firm.

Fraternization

Fraternization occurs when two employees are involved in an intimate or dating relationship.

DGHM respects the privacy of its employees. However, as a result of the public profile of the Firm and the concern that fraternization among employees could result in allegations of sexual harassment, it is DGHM's policy to discourage fraternization between employees and their supervisors and co-workers.

DGHM further believes that, due to its small number of employees, fraternization could lead to allegations of favoritism, adversely affect the morale and professionalism of the work environment, and otherwise disrupt the workplace.

Employees who become involved in an intimate relationship must notify the Management Committee, and one of the employees must then tender a written resignation. The employees involved in the relationship should determine who will tender his or her resignation. The Management Committee may then, at its discretion, determine whether or not to accept the resignation. Failure to report such a relationship to the Management Committee is grounds for termination for cause.

Whistleblower Policy

As articulated in this Code's Statement of General Policy and Standards of Business Conduct, central to our Firm's compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and, in our Policies and Procedures Manual, and their consistent implementation by all supervised persons of DGHM evidence the Firm's unwavering intent to place the interests of clients ahead of self-interest for DGHM, our management and staff.

Every employee has a responsibility for knowing and following the Firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm's principal or a similarly designated officer, has overall supervisory responsibility.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a supervised person or other party) confidentially and without retaliation.

DGHM's Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Reporting a violation or suspected violation must be made to Audrey Niesen or to other designated members of senior management.

Supervised persons may report suspected improper activity by the CCO to the Firm’s other senior management.

Supervised persons also may report securities law violations to the Securities and Exchange Commission Office of the Whistleblower. The Office of the Whistleblower at the SEC can be found here to make an anonymous report: https://www.sec.gov/whistleblower.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of the Firm’s Policies and Procedures Manual or Code of Ethics. A malicious allegation known to be false is considered a serious offense and shall be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm shall take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable DGHM to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes she or he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

Reporting Violations and Sanctions

All supervised persons shall promptly report to Audrey Niesen or, provided the CCO also receives such reports, to an alternate designee all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code shall constitute a violation of the Code.

Audrey Niesen shall promptly report to the Management Committee and Board of Directors all apparent material violations of the Code. When Audrey Niesen finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, she may, in her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to the Management Committee and Board of Directors.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Records

Audrey Niesen shall maintain and cause to be maintained in a readily accessible place the following records:

●	a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

●	a record of any violation of DGHM's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

●	a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of DGHM;

●	a copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

●	a list of all persons who are, or within the preceding five years have been, access persons; and

●	a record of any decision and reasons supporting such decision to approve an access persons' acquisition of securities or limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Acknowledgement

Initial Acknowledgement

All supervised persons shall be provided with a copy of the Code and must initially acknowledge in writing to Audrey Niesen that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; and (iii) agree to abide by the Code.

Additionally, a newly designated access person is required to provide an initial holdings report containing all information as required by the Code, which includes applicable attestations as to the completeness and accuracy of such report.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must acknowledge to Audrey Niesen in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Acknowledgement

All supervised persons must annually acknowledge in writing to Audrey Niesen that they have: (i) read and understood all provisions of the Code and (ii) complied with all applicable requirements of the Code.

Additionally, all access persons must annually provide a holdings report containing all information as required by the Code, which includes applicable attestations as to the completeness and accuracy of such report.

Further Information

Supervised persons should contact Audrey Niesen regarding any inquiries pertaining to the Code or the policies established herein.

Definitions

For the purposes of this Code, the following definitions shall apply:

●	"1933 Act" means the Securities Act of 1933, as amended.

●	"1934 Act" means the Securities Exchange Act of 1934, as amended.

●	"Access person" means any supervised person of the Firm who: has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund the Firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic. Due to the manner in which the Firm conducts its business, every employee should assume that he or she is subject to the code unless the Chief Compliance Officer specifies otherwise.

●	"Account" or "covered account" means accounts of any supervised person of the Firm deemed to be an access person and includes accounts of such access person's immediate family (e.g., a spouse or domestic partner, the spouse's or domestic partner's children residing in the same household, or to whom the access person, spouse or domestic partner contributes substantial support), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the access person has a beneficial interest, exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control.

●	"Advisers Act" means the Investment Advisers Act of 1940, as amended.

●	"Advisory persons" means employees and certain control persons (and their employees) who make; participate in, or obtain information regarding fund securities transactions or whose functions relate to the making of recommendations with respect to fund transactions.

●	"Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

●	"Beneficial interest" shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

●	"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

●	"Blackout period" represents a time frame during which access persons are prohibited from trading in securities in which client transactions in the same security are being considered or traded.

●	"Chief Compliance Officer" (CCO) refers to DGHM's Chief Compliance Officer, Audrey Niesen.

●	"Confidential Client Information" refers to nonpublic information about the Firm's clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by DGHM to clients, and data or analyses derived from such non-public personal information. "Contribution" means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers.) Note: A contribution by a limited partner or a limited partnership adviser, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.

●	"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

●	"Covered associate" means (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and (iii) any political action committee ("PAC") controlled by the adviser or by any such persons described in clauses (i) or (ii). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers.)

●	"Covered investment pool" means (i) an investment company registered under the Investment Company Act of 1940 (e.g., mutual fund) that is an investment option of a plan or program of a government entity; or (ii) any company that is exempt from registering under the Investment Company Act because it either (a) has less than 100 shareholders ("3(c)(1) funds"); (b) has only qualified purchasers ("3(c)(7) funds"); or (c) is a collective investment fund maintained by a bank ("3(c)(11) funds"). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers.)

●	"Front running" can occur when an individual purchases at a lower price or sells at a higher price before (i) execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (ii) issuance or change in an investment adviser's securities recommendation to purchase or sell a security while in possession of material nonpublic information.

●	"Government entity" means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) any pool of assets sponsored or established by any of the foregoing (including, but not limited to a defined benefit plan and a state general fund); (iii) any participant-directed investment program or plan sponsored or established by any of the foregoing; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers.)

●	"Initial public offering" (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

●	"Inside information" means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the 'total mix' of information available.

●	"Insider" is broadly defined as it applies to DGHM's Insider Trading policy and procedures. It includes our Firm's officers, directors and employees. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of the company's affairs and, as a result, is given access to information solely for DGHM's purposes. A temporary insider can include, among others, DGHM's attorneys, accountants, consultants, and the employees of such organizations. Furthermore, DGHM may become a temporary insider of a client it advises or for which it performs other services. If a client expects DGHM to keep the disclosed non-public information confidential and the relationship implies such a duty, then DGHM will be considered an insider. “Insider trading" is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an "insider") or to the communication of material, non-public information to others.

●	"Investment person" means a supervised person of DGHM who, in connection with his or her regular functions or duties, makes recommendations regarding the purchase or sale of securities for client accounts (e.g., portfolio manager) or provides information or advice to portfolio managers, or who help execute and/or implement the portfolio manager's decision (e.g., securities analysts, traders, and portfolio assistants); and any natural person who controls DGHM and who obtains information concerning recommendations made regarding the purchase or sale of securities for client accounts.

●	"Investment-related" means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

●	"Limited offering" means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.

●	"Management Committee" means the following DGHM professionals: Timothy Dalton, Chairman; Bruce Geller, Chief Executive Officer; Jeffrey Baker, Chief Investment Officer; and Audrey Niesen, Chief Financial Officer and Chief Compliance Officer.

●	"Official" means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers.)

●	"Plan or program of a government entity" means any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a "qualified tuition plan" authorized by Section 529 of the Internal Revenue Code (26 U.S.C. 529), a retirement plan authorized by Section 403(b) or 457 of the Internal Revenue Code (26 U.S.C. 403(b) or 457), or any similar program or plan. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers.)

●	"Private fund" means an issuer that would be an investment company as defined in Section 3 of the Investment Company Act of 1940 but for Section 3(c)(1) or 3(c)(7) of that Act.

●	"Registered fund" means an investment company registered under the Investment Company Act.

●	"Reportable fund" means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined in Section 2(a)(20) of the Investment Company Act, or principal underwriter.

●	"Reportable security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) transactions and holdings in direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) transactions and holdings in shares of other types of open-end registered mutual funds, unless DGHM or a control affiliate acts as the investment adviser or principal underwriter for the fund; (v) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless DGHM or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) 529 Plans, unless DGHM or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan.

●	"Restricted list" typically represents a list of issuers about which an adviser has inside information, and results in prohibitions on effecting either client or personal trades in such securities.

●	"Supervised person" means any directors, officers and partners of DGHM (or other persons occupying a similar status or performing similar functions); employees of DGHM; and any other person who provides advice on behalf of DGHM and is subject to DGHM's supervision and control.

●	"Sector Specialist" means a supervised person who is principally responsible for investment decisions with respect to any of DGHM's clients.

●	"Tipping" means communication of material nonpublic information to others.

●	"Watch list" typically represents a list of issuers currently being evaluated as potential investment opportunities. Advisers may restrict trading in such securities by one or more of the Firm's securities analysts or may more broadly apply the restriction to some or all access persons.

Addenda

Annual Employee Questionnaire without Anti-Corruption

Initial and Annual Holdings Report

Pre-Clearance Approval Form

PST Account Reporting Exemption Request Form

PST Account Reporting Exemption Verification

Quarterly Report of Personal Securities Trans